EXHIBIT 99.1

[CTI LETTERHEAD]

Cell Therapeutics, Inc. First Quarter Revenues Increase by

Nearly 200 Percent Over Same Period in 2002

XYOTAX™ phase III program remains on course

April 22, 2003 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ: CTIC) reported financial results for the first quarter ended March 31, 2003. Total revenues for the quarter were $4.9 million compared to $1.7 million in the first quarter of 2002, with net product sales for TRISENOX® (arsenic trioxide) injection increasing by more than 180 percent to $4.3 million compared to $1.5 million for the same period in 2002. License and contract revenues for the quarter ended March 31, 2003 were $571,000 compared to $162,000 for the same period in 2002.

“TRISENOX® sales growth is on target for meeting our guidance of $24 million in 2003,” stated James A. Bianco, M.D., president and CEO of CTI. “Also, with regard to the ongoing TRISENOX® clinical development program, we look forward to the release of additional data regarding its potential in multiple myeloma and myelodysplasia in presentations planned for the upcoming international conferences in May.”

CTI reported a net loss for the quarter of $30.5 million ($0.92 per share) compared to a net loss of $23.6 million ($0.67 per share) for the same period in 2002. Operating expenses for the first quarter 2003 increased to $34.1 million from $24.0 million for the first quarter of 2002. The higher operating expenses are primarily the result of increased research and development expenses associated with the ongoing XYOTAX™ phase III clinical trials and the expansion of the TRISENOX® sales force. CTI ended the first quarter of 2003 with more than $111 million in cash, cash equivalents, securities available-for-sale and interest receivable.

“With more than 150 clinical sites worldwide accruing patients for our three phase III XYOTAX™ clinical trials in non-small cell lung cancer and the excellent progress being made on our clinical trial collaboration with the Gynecologic Oncology Group, we anticipate meeting our 2003 year-end goals of completing enrollment in our first phase III trial of XYOTAX™ in non-small cell lung cancer and initiating a phase III trial of XYOTAX™ in ovarian cancer patients,” noted Bianco.

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Page 2 of 2	CTI 1Q03 Financials

About Cell Therapeutics, Inc.

Based in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

This announcement includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties that could affect CTI’s products and products under development, including TRISENOX and XYOTAX, include risks associated with preclinical, clinical, and sales and marketing developments in the biopharmaceutical industry in general and in particular including, without limitation, the potential failure to meet TRISENOX revenue goals, the potential failure of TRISENOX to continue to be safe and effective for cancer patients, the potential failure of XYOTAX to prove safe and effective for non-small cell lung and ovarian cancers, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling TRISENOX and CTI’s products under development, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, S-3, and 10-Q.

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For further information please contact:

Investors Cell Therapeutics, Inc. Leah Grant T: 206.282.7100 F: 206.272.4010 E: invest@ctiseattle.com www.cticseattle.com/investors.htm	Media Cell Therapeutics, Inc. Candice Douglass T: 206.272.4472 F: 206.272.4010 E: media@ctiseattle.com www.cticseattle.com/media.htm

Cell Therapeutics, Inc.

Consolidated Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended
	March 31,
	2003	2002
Revenues:
Product sales	$4,310	$1,521
License and contract revenue	571	162

Total revenues	4,881	1,683

Operating expenses:
Cost of product sold	146	105
Research and development	20,628	11,060
Selling, general and administrative	13,008	11,190
Amortization of purchased intangibles	334	1,675

Total operating expenses	34,116	24,030

Loss from operations	(29,235)	(22,347)
Other income (expense):
Investment income	654	1,662
Interest expense	(1,888)	(2,875)

Net loss	$(30,469)	$(23,560)

Basic and diluted net loss per common share	$(0.92)	$(0.67)

Shares used in calculation of basic and diluted net loss per common share	33,114	35,008

Balance Sheet Data:	(amounts in thousands)

	March 31, 2003	December 31, 2002
Cash, cash equivalents, securities available-for-sale and interest receivable	$111,060	$142,157
Working capital	101,240	129,849
Total assets	151,673	186,780
Convertible debt	115,100	115,100
Accumulated deficit	(370,923)	(340,455)
Shareholders’ equity	13,252	43,483